Exhibit 10.1
[Mondelēz International Logo]
Mondelēz International Inc.
Deerfield, IL 60015 USA

mondelezinternational.com

PRIVATE AND CONFIDENTIAL

Ms. Sandra MacQuillan

April 23, 2019

OFFER LETTER

Dear Sandra,

I am very pleased to provide you with this offer letter setting forth the terms of your offer of employment (“Offer Letter”). It confirms the verbal offer previously extended to you for the position of Executive Vice President Integrated Supply Chain, Mondelēz International, Inc. (the “Company”) reporting to the Chairman and Chief Executive Officer. Your principle office will be located in our Global Headquarters in Deerfield, Illinois. Your employment commencement date will be as soon as mutually agreed.

Your annualized target compensation opportunity will be as follows:

Annualized Compensation (Target Opportunity)

Annual Base Salary	$625,000

Annual Incentive Plan (Target - 80%*)	$500,000

Target Annual Long-Term Incentive Range**	$575,000 - $1,150,000 - $1,725,000

Total Target Compensation Opportunity	$1,700,000 - $2,275,000 - $2,850,000

Your Annual Base Salary will be subject to an annual review by the Board and adjustment in the Board’s sole discretion.

* Target as a percent of Annual Base Salary.

** The value of the long-term incentive grants reflects the range (i.e., minimum, midpoint and maximum) for the target value of your annual equity grants. The actual number of shares, units, or options will be determined pursuant to the Company’s specific valuation methodology (e.g., Black-Scholes value for stock options).

1

[Mondelēz International Logo]
Mondelēz International Inc.
Deerfield, IL 60015 USA

mondelezinternational.com

Annual Incentive Plan

You will be eligible to participate in the Mondelēz International Management Incentive Plan (the “MIP”), the Company’s annual incentive program. Your target award opportunity under the MIP is equal to 80% of your Annual Base Salary. The actual amount you receive may be lower or higher, depending on your individual performance and the Company’s overall performance during the year. The maximum award under this program for 2019 is 200% of your target opportunity. The Company reserves the right to change the maximum award annually.

For the 2019 MIP plan year ending on December 31, 2019, your award will be prorated based on your date of hire. Your actual award will ultimately be determined based on your individual performance during your period of employment and the Company’s actual overall performance for the full 2019 plan year.

Long-Term Incentives (Annual Equity Program)

You will be eligible to fully participate in the Company’s annual equity program. Equity grants are typically made annually in February. For 2019, you will receive a $1,150,000 equity grant, 75% of the grant value will be in performance share units (“PSUs”) and 25% of the grant value will be in stock options (with the actual number of shares, units, or options based on the closing stock price on date of hire). These performance share units and stock options will be subject to the terms and conditions set forth in the Plan and the Company’s standard Global Long-Term Incentive Agreements as in effect on the date hereof.

All equity grants are subject to the terms and conditions of the Company’s Amended and Restated 2005 Performance Incentive Plan (“Plan”) and the applicable annual grant agreements. The annual equity program described above is based on our current design and the Company reserves the right to change the annual equity program at any time.

Sign-On Awards

As part of your offer of employment, on your date of hire you will receive:

1)	Sign-on equity grants with a value of $1,775,000. The equity grants will be awarded as follows:

a.
$650,000 – You will be granted PSUs under our 2017-2019 performance cycle. The number of units granted will be based on the closing stock price on your date of hire. This award is scheduled to vest no later than March 1, 2020 with the performance period ending December 31, 2019.

b	$600,000 – You will be granted PSUs under our 2018-2020 performance cycle. The number of units granted will be based on the closing stock price on your date of hire. This award

2

[Mondelēz International Logo]
Mondelēz International Inc.
Deerfield, IL 60015 USA

mondelezinternational.com

is scheduled to vest no later than March 1, 2021 with the performance period ending December 31, 2020.

c.
$425,000 - This award will be granted as deferred stock units that vest 50% on the first anniversary of the grant and 50% on the second anniversary. The number of units granted will be based on the closing stock price on your date of hire.

d.
$100,000 – This award will be granted as stock options. These stock options will vest 33%, 33% and 34% over the first three grant anniversaries. The number of options granted will be based on the closing stock price on your date of hire. Please note that the $100,000 value is the economic value of the stock options. The face value (number of options multiplied by the grant price) is equal to $500,000 or 5 times the economic value.

Furthermore, solely for these sign-on stock awards, upon an involuntary termination without Cause or your resignation for Good Reason, or due to your death or Disability, occurring at any time during the applicable vesting periods for these awards, you will fully vest in the awards, contingent on your executing and not revoking a general release of claims at the time. The PSUs will vest on the original vesting dates and the number of shares earned will be based on actual business results during the respective performance cycle. The deferred stock units and stock options will immediately vest upon your separation. Other than the vesting schedule and separation treatment described above, these deferred stock units will be subject to all other terms and conditions set forth in the Plan and the Company’s standard equity agreements as in effect on the date hereof.

2)	A cash sign-on award of $200,000, payable $100,000 at hire and $100,000 on your first anniversary, subject to a two-year repayment agreement.

Executive Deferred Compensation Plan

You will be eligible to participate in the Executive Deferred Compensation Plan. This program allows you to voluntarily defer a portion of your salary and/or your annual incentive award to a future date. Additional information about this program is available upon request.

Severance; Change in Control Plan

From your date of hire, you will be a participant in the Mondelēz International, Inc. Change in Control Plan for Key Executives (the “CIC Plan”). The CIC Plan provides certain benefits upon an involuntary termination without Cause or voluntary termination for Good Reason following a Change in Control. A copy of the CIC Plan will be separately provided.

For purposes of this Offer Letter:

•	“Cause” has the meaning set forth in the CIC Plan.

•	“Good Reason” has the meaning set forth in the CIC Plan.

3

[Mondelēz International Logo]
Mondelēz International Inc.
Deerfield, IL 60015 USA

mondelezinternational.com

Stock Ownership Guidelines

You will be required to attain and hold Company stock equal in value to four (4) times your annual base salary established at your date of hire. Under current guidelines, you will have five years from your date of hire to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly and unvested deferred stock units. It does not include stock options or unvested performance share units. The Company reserves the right to change the guidelines at any time.

You will also be required to hold for a period of at least one year the “net” shares received upon vesting in the case of deferred stock units or performance share units or exercise in the case of stock options, from the respective vesting or exercise dates.

Net shares are the number of shares resulting from the vesting of deferred stock units or performance share units or the exercise of stock options reduced by the number of shares required to satisfy any applicable tax withholding or costs associated with the respective vesting or exercise.

Other Benefits

If your employment with the Company ends due to an involuntary termination other than for Cause (as defined above), you will receive severance arrangements no less favorable than those accorded recently terminated senior executives of the Company. For the avoidance of doubt, “senior executives” as referenced in this section shall exclude legacy Cadbury executives.

You will be eligible for one-time relocation benefits through December 31, 2020 to the Company’s global headquarters in Illinois or to a mutually agreed European headquarters location pursuant to the Company’s standard relocation policy for executives at your level in effect at the time of your move.

Under the current policies in place, which are subject to change, you will be eligible for the Company’s discretionary financial planning program, which reimburses you up to $7,500 per year for eligible financial planning expenses, and car allowance program, which provides a car allowance of up to $15,000 per year.

You will be eligible for Mondelēz Global LLC’s comprehensive benefits package available to full-time salaried U.S. employees. You will be eligible for 30 days of paid time off annually. Details and terms of these comprehensive benefits will be provided separately.

4

[Mondelēz International Logo]
Mondelēz International Inc.
Deerfield, IL 60015 USA

mondelezinternational.com

Restrictive Covenants

As a condition to this offer of employment and corresponding consideration, you agree to the terms and conditions of the Confidential Information, Intellectual Property and Restrictive Covenants Agreement (the “Covenant Agreement”) attached hereto as Appendix A and will acknowledge such Covenant Agreement by signing the Covenant Agreement simultaneously with this offer of employment.

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)

No amount hereunder or under any other agreement that is subject to Code Section 409A (“Section 409A”) shall be payable upon a termination of your employment unless such termination constitutes a “separation from service” with the Company under Section 409A. To the maximum extent permitted by applicable law, amounts payable to you pursuant to this Offer Letter shall be made in reliance upon the exception for certain involuntary terminations under a separation pay plan or as short-term deferral under Section 409A. For purposes of Section 409A, your right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. To the extent any amount payable to you is subject to your entering into a release of claims with the Company and any such amount is a deferral of compensation under Section 409A and which amount could be payable to you in either of two taxable years, such payments shall be made or commence, as applicable, on the first date otherwise payable but in the later such taxable year and shall include all payments that otherwise would have been made before such date.

If you are a “specified employee” (within the meaning of Section 409A) as of your separation from service (within the meaning of Section 409A): (a) payment of any amounts under this Offer Letter (or under any severance arrangement pursuant to this Offer Letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the earlier of (x) your death and (y) the first day of the seventh month (or as soon as administratively possible thereafter) following the date of your separation from service (within the meaning of Section 409A); and (b) any welfare or other benefits (including under a severance arrangement) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Section 409A) and which would otherwise be provided upon your separation from service shall be provided at your sole cost during the first six-month period after your separation from service and, on the first day of the seventh month following your separation from service (or as soon as administratively possible), the Company shall reimburse you for the portion of such costs that would have been payable by the Company for that period if you were not a specified employee.

Payment of any reimbursement amounts and the provision of benefits by the Company pursuant to this Offer Letter (including any reimbursements or benefits to be provided pursuant to a severance

5

[Mondelēz International Logo]
Mondelēz International Inc.
Deerfield, IL 60015 USA

mondelezinternational.com

arrangement) which the Company determines constitute nonqualified deferred compensation (within the meaning of Section 409A) shall be subject to the following:

(i)
the amount of the expenses eligible for reimbursement or the in-kind benefits provided during any calendar year shall not affect the amount of the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year;

(ii)	the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)	your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.

The parties hereto intend that all compensation, benefits and other payments made to you hereunder will be provided or paid to you in compliance with all applicable provisions, or an exemption or exception from the applicable provisions of Section 409A and the regulations and rulings issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same, and this Offer Letter shall be construed and administered in accordance with such intent. The parties also agree that this Offer Letter may be modified, as reasonably agreed by the parties, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of additional tax, interest and penalties under Section 409A in connection with the compensation, benefits and other payments to be provided or paid to you hereunder. Any such modification shall maintain the original intent and benefit to the Company and you of the applicable provision of this Offer Letter, to the maximum extent possible without violating Section 409A.

Other Terms and Conditions

You will be a U.S. employee of Mondelēz Global LLC and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or Company is free to terminate the employment relationship at that time, for any reason, subject to your entitlements pursuant to this Offer Letter or any other plan or agreement applicable to a termination of your employment.

This offer is contingent upon successful completion of our pre-employment checks. These include:

1.
a background check. The background screen is an investigative consumer report. Under the Fair Credit Reporting Act, you have the right to make a written request for information about the nature and scope of this report. If you wish to make such a request, you may direct your letter to my attention. You are also entitled to receive a written summary of your rights under the Fair Credit Reporting Act.

2.	post-offer drug screen via current Company protocols and

3.	proof of eligibility to work in the United States.

6

[Mondelēz International Logo]
Mondelēz International Inc.
Deerfield, IL 60015 USA

mondelezinternational.com

If you accept our offer, please sign below and return the signed letter to my attention at dpendleton@mdlz.com. Once your date of hire is established, you will be provided information about the arrangements for your post offer drug screen and the required documents for verifying your eligibility to work in the United States.

Should you have any questions concerning this information, please contact me.

/s/ David H. Pendleton	23rd April 2019
David H. Pendleton	Date
SVP Total Rewards & HR Solutions
Mondelēz Global LLC

I have read the above terms and conditions and, by signing below, do accept this offer. This letter does not, in any way, constitute an express or implied contract for employment.

/s/ Sandra MacQuillan	23rd April 2019
Sandra MacQuillan	Date

[Signature Page to Ms. Sandra MacQuillan Offer Letter]

7

[Mondelēz International Logo]
Mondelēz International Inc.
Deerfield, IL 60015 USA

mondelezinternational.com

APPENDIX A
CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY
AND RESTRICTIVE COVENANTS AGREEMENT
This Confidential Information, Intellectual Property and Restrictive Covenants Agreement (“Covenant Agreement”) is made between the person specified in that certain offer of employment (“Executive”) and Mondelēz International, Inc. (and any currently or previously-affiliated companies, parent companies, successors or predecessors, including Mondelēz Global LLC, Kraft Foods Inc., Kraft Foods Group, Inc., and Kraft Foods Global, Inc., hereafter, collectively, “MG”).
WHEREAS, this Covenant Agreement is an extension of and incorporated into the offer of employment between Executive and MG under which MG desires and agrees to employ Executive and Executive desires and agrees to be employed by MG (the “Offer Letter”); and
WHEREAS, as part of performing Executive’s responsibilities for MG, Executive will have access to MG’s Confidential Information (as defined in Paragraph 2(a) below) and Intellectual Property (as defined in Paragraph 3(a) below).
NOW, THEREFORE, for good and valuable consideration, including the promises and covenants contained in this Covenant Agreement, including monetary consideration, Executive’s employment with MG and Executive’s access to and use of MG’s Confidential Information and Intellectual Property, MG and Executive hereby agree as follows:
1.Consideration. In addition to Executive’s employment with MG and Executive’s access to and use of MG’s Confidential Information, as consideration for this Covenant Agreement, MG will provide Executive with such consideration described in the Offer Letter, including, but not limited to, any sign on incentives and participation in the annual incentive plan and equity program. This Covenant Agreement shall control over any inconsistency with any other plan, program, practice or agreement providing for any covenant or restriction provided herein (and such other plan, program, practice or agreement shall be disregarded unless Executive agrees in writing that such other plan, program, practice or agreement controls).
2.Confidential Information.
(a)Executive recognizes that MG derives economic value from information and trade secrets created (whether by Executive or others) and used in MG’s business which is not generally known by the public, including but not limited to certain sales, marketing, strategy, financial, product, personnel, manufacturing, technical and other proprietary information and material (“Confidential Information”) which are the property of MG. Executive understands that this list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the

[Mondelēz International Logo]
Mondelēz International Inc.
Deerfield, IL 60015 USA

mondelezinternational.com

information is known or used. Executive expressly acknowledges and agrees that, by virtue of Executive’s employment with MG, Executive will have access to and will use certain Confidential Information and that such Confidential Information constitutes MG’s trade secrets and confidential and proprietary business information, all of which is MG’s exclusive property. For purposes of this Covenant Agreement, Confidential Information does not include information that is or may become known to Executive or to the public from sources outside MG and through means other than a breach of this Covenant Agreement.
(b)Executive further understands and acknowledges that this Confidential Information and MG’s ability to reserve it for the exclusive knowledge and use of MG is of great competitive importance and commercial value to MG. Executive agrees that Executive will treat all Confidential Information as strictly confidential and Executive will not, and will not permit any other person or entity to, directly or indirectly, without the prior written consent of MG: (i) use Confidential Information for the benefit of any person or entity other than MG; (ii) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform Executive’s responsibilities for MG; and (iii) while employed and thereafter, publish, release, disclose, deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Notwithstanding the foregoing, Executive shall be permitted to disclose Confidential Information to the extent (x) required by law, subpoena, or applicable government or regulatory authority or (y) appropriate in connection with a legal dispute. To the extent legally permissible, executive shall promptly provide written notice of any such subpoena or order to MG’s legal department.
(c)Executive agrees and understands that the obligations under this Covenant Agreement with regard to the non‑disclosure and non‑use of particular Confidential Information shall commence immediately upon Executive first having access to Confidential Information (whether before or after Executive begins employment with MG) and shall continue to exist during and after Executive’s employment with MG for so long as such information remains Confidential Information and is not public knowledge other than as a result of the Executive’s breach of this Covenant Agreement or breach by those acting in concert with Executive or on Executive’s behalf. Nothing in this Agreement shall be construed to prohibit Executive from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal, state or local government agency or self-regulatory organization.
(d)Executive understands that improper use or disclosure of the Confidential Information by Executive will cause MG to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.
(e)Protected Rights. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health

[Mondelēz International Logo]
Mondelēz International Inc.
Deerfield, IL 60015 USA

mondelezinternational.com

Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.
3.Intellectual Property.
(a)    Disclosure and Assignment. Executive agrees to make prompt written disclosure to MG, to hold in trust for the sole right and benefit of MG, and to assign to MG all Executive’s right, title and interest in and to any patents, trademarks, copyrights, ideas, inventions (whether not patented or patentable), original works of authorship (published or not), developments, improvements or trade secrets which Executive may solely or jointly conceive or reduce to practice, or cause to be conceived or reduced to practice, during the period of Executive’s employment with MG and relating in any way to the business or contemplated business, research or development of MG (regardless of when or where the Intellectual Property is prepared or whose equipment or other resources is used in preparing the same) (collectively “Intellectual Property”). Executive recognizes, provided prompt and full disclosure by Executive to MG, that this Covenant Agreement will not be deemed to require assignment of any invention which was developed entirely on Executive’s own time without using MG’s equipment, supplies, facilities or trade secrets and neither relates to MG’s actual or anticipated business, research or development, nor resulted from work performed by Executive (solely or jointly with others) for MG.
(b)    Original Works. Executive acknowledges that all original works of authorship which have been or are made by Executive (solely or jointly with others) within the scope of Executive’s employment with MG and which are protectable by copyright are the property of MG. To the extent that any such original works have not already been transferred to or owned by MG, Executive hereby assigns all of Executive’s right, title and interest in those works to MG.
(c)    Cooperation. Executive agrees to assist MG in every reasonable and proper way to obtain and enforce United States and foreign proprietary rights relating to any and all patents, trademarks, inventions, original works of authorship, developments, improvements or trade secrets of MG in any and all countries. Executive will execute, verify and deliver (i) such documents and perform such other acts (including appearing as a witness) as MG may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof, and (ii) assignments of such proprietary rights to MG or its designee. Executive’s obligation to assist MG with respect to proprietary rights in any and all countries shall continue beyond the termination of employment.

[Mondelēz International Logo]
Mondelēz International Inc.
Deerfield, IL 60015 USA

mondelezinternational.com

(d)    Other Obligations. In addition to Executive’s other obligations under this Paragraph 3, Executive shall promptly disclose to MG fully and in writing all patent applications filed by Executive or on Executive’s behalf. At the time of each such disclosure, Executive shall advise MG in writing of any inventions that Executive believes are not required to be assigned pursuant to this Paragraph. Executive shall at that time provide to MG in writing all evidence necessary to substantiate that belief. Executive understands that MG will keep in confidence, will not disclose to third parties and will not use for any unauthorized purpose without Executive’s consent, any proprietary information disclosed in writing to MG pursuant to this Covenant Agreement relating to inventions that are not required to be assigned pursuant to this subparagraph 3(d) and which were created or developed by Executive after termination of Executive’s employment. Executive will preserve the confidentiality of any such invention that is or may be required to be assigned, in whole or in part, pursuant to this Paragraph 3. Executive agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by MG) of all proprietary information developed by Executive and all inventions made by Executive during the period of employment at MG, which records shall be available to and remain the sole property of MG at all times. If MG becomes aware of a situation where it appears that its trade secrets are being used and/or disclosed by you, it will enforce its rights to the fullest degree allowed by law, including Federal or State trade secret law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.
4.Restrictive Covenants. Executive understands and agrees that the nature of Executive’s position with MG provides Executive with access to and knowledge of MG’s Confidential Information and places Executive in a position of trust and confidence with MG. Because of MG’s legitimate business interests and for the consideration afforded in this Covenant Agreement and Offer Letter, Executive agrees that during Executive’s employment with MG and for a period of twelve (12) months following the termination of Executive’s employment from MG for any reason (the “Restricted Period”), Executive shall not engage in the following Prohibited Conduct:
(a)    Non-Competition. Executive agrees that during the Restricted Period and in any geographic area in which Executive directly or indirectly performed responsibilities for MG or where Executive’s knowledge of Confidential Information would be useful to a competitor in competing against MG, Executive will not engage in any conduct in which Executive contributes Executive’s knowledge and skills, directly or indirectly, in whole or in part, as an executive,

[Mondelēz International Logo]
Mondelēz International Inc.
Deerfield, IL 60015 USA

mondelezinternational.com

employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to a competitor or to an entity engaged in the same or similar business as MG, including those engaged in the business of production, sale or marketing of snack foods (including, but not limited to gum, chocolate, confectionary products, biscuits or any other product or service Executive had reason to know was under development by MG during Executive’s employment with MG) (“Competitive Business”) without the written consent of MG’s Executive Vice President of Global Human Resources, or designee, such consent to be provided by MG in its sole and absolute discretion. Under no circumstances may Executive engage in any activity that may require or inevitably require Executive’s use or disclosure of MG’s Confidential Information.
(b)    Non-Solicitation of Customers or Accounts. Executive understands and acknowledges that MG has expended and continues to expend significant time and expense in pursuing and retaining its customers and accounts, and that the loss of customers and accounts would cause significant and irreparable harm to MG. Executive therefore agrees that during the Restricted Period and for Executive or the direct or indirect benefit of any entity engaged in the same or similar business as MG, including those engaged in the business of production, sale or marketing of snack foods (including but not limited to gum, chocolate, confectionary products, biscuits or any other product or service Executive had reason to know was under development by MG during Executive’s employment with MG), Executive will not (i) solicit business from or perform services for, or for the benefit of, any customer or account of MG with which Executive had contact, participated in the contact, or about which Executive had knowledge of Confidential Information by reason of Executive’s relationship with MG within the twelve (12) month period prior to Executive’s separation of employment from MG, or (ii) solicit business from or perform services for, or for the benefit of, any customer or account MG actively pursued for business and with which Executive had contact, participated in the contact, or about which Executive had knowledge of Confidential Information by reason of Executive’s relationship with MG within the twelve (12) month period prior to Executive’s separation of employment from MG.
(c)    Non-Solicitation of Employees. Executive understands and acknowledges that MG has expended and continues to expend significant time and expense in recruiting and training its employees, and that the loss of employees would cause significant and irreparable harm to MG. Executive therefore agrees and covenants that during the Restricted Period Executive will not directly, or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any executive of MG.
(d)    Judicial Amendment. Executive and MG acknowledge the reasonableness of the agreements set forth in this Section 4 and the specifically acknowledge the reasonableness of the geographic area, duration of time and subject matter that are part of the covenant not to compete contained in Section 4(a)-(c). Executive further acknowledges that Executive’s skills are such that Executive can be gainfully employed in noncompetitive employment and that the parties’ agreement not to compete will in no manner prevent Executive from earning a living. Notwithstanding the foregoing, in the event it is judicially determined that any of the limitations

[Mondelēz International Logo]
Mondelēz International Inc.
Deerfield, IL 60015 USA

mondelezinternational.com

contained in this Section 4 are unreasonable, illegal or offensive under any applicable law and may not be enforced as agreed herein, the parties agree that the unreasonable, illegal or offensive portions of this Section 4, whether they relate to duration, area or subject matter, shall be and hereby are revised to conform with all applicable laws and that this Agreement, as modified, shall remain in full force and effect and shall not be rendered void or illegal.
5.Return of MG Property. Unless otherwise specified by MG in a separation or other similar-type agreement, within five (5) days of Executive’s separation of employment from MG or as such other time as specified in the sole discretion of MG, Executive shall return all Confidential Information and all other MG property (whether in electronic or paper form) in Executive’s possession, including documents, files, manuals, handbooks, notes, keys and any other items, files or documents (whether in electronic or paper form).

6.No Disparagement or Harm. Executive agrees that, in discussing Executive’s relationship with MG and its affiliated and parent companies and their business and affairs, Executive will not disparage, discredit or otherwise refer to in a detrimental manner MG, its affiliated and parent companies or their officers, directors and Executives. MG agrees that, in discussing Executive’s relationship with MG and its affiliated and parent companies and their business and affairs, MG (via any authorized public statement), officers or members of MG’s Board of Directors will not disparage, discredit or otherwise refer to Executive in a detrimental manner. This Paragraph does not, in any way, restrict or impede Executive or MG (or its officers and directors), respectively, from exercising protected rights including the right to communicate with any federal, state or local agency or self-regulatory agency, including any with which a charge has been filed, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Respectively, and to the extent legally permissible, executive shall promptly provide written notice of any such order to MG’s legal department and the Company shall promptly provide written notice of any such order to Executive.
7.Remedies. Should Executive or MG breach any of the provisions contained in Paragraphs 2 through 6 of this Covenant Agreement, in addition to any other remedies available to MG or Executive, as applies, if Executive is the breaching party, Executive will be obligated to pay back to MG any payment(s) received pursuant to the Offer Letter. MG and Executive further acknowledge and agree that MG or Executive, as may apply, will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in this Covenant Agreement, and agree that in the event of a breach or violation of such provisions the aggrieved party will be awarded injunctive relief by a court of competent jurisdiction to prohibit any such violation or breach, and that such right to injunctive relief will be in addition to any other remedy which may be ordered by the court or an arbitrator. The equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

[Mondelēz International Logo]
Mondelēz International Inc.
Deerfield, IL 60015 USA

mondelezinternational.com

8.Notification. Executive agrees that in the event Executive is offered to enter into an employment relationship with a third party at any time during the Restricted Period, Executive shall immediately advise said other third party of the existence of this Covenant Agreement and shall immediately provide said person or entity with a copy of this Covenant Agreement.
9.Arbitration of Claims. In the event either Executive or MG contests the interpretation or application of any of the terms of this Covenant Agreement, the complaining party shall notify the other in writing of the provision that is being contested. If the parties cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration. An arbitrator will be chosen pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures. The arbitrator’s fees and expenses and filing fees shall be borne by MG. The hearing shall be held at a mutually agreeable location and the arbitrator shall issue a written award which shall be final and binding upon the parties. Executive agrees to waive the right to a jury trial. Notwithstanding anything contained in this Paragraph 9, MG and Executive shall each have the right to institute judicial proceedings against the other party or anyone acting by, through or under the other party, in order to enforce its rights under Paragraphs 2 through 6 through specific performance, injunction, or similar equitable relief. Claims not covered by arbitration are those claims seeking injunctive and other relief due to unfair competition, due to the use or unauthorized disclosure of trade secrets or confidential information, due to wrongful conversion, breach of the Intellectual Property covenants, and the breach of the restrictive covenants set forth in Paragraphs 2 through 6.
10.Entire Agreement and Severability. This is the entire agreement between Executive and MG on the subject matter of this Covenant Agreement. This Covenant Agreement may not be modified or canceled in any manner except by a writing signed by both Executive and an authorized MG official. Executive acknowledges that MG has made no representations or promises to Executive, other than those in this Covenant Agreement. If any provision in this Covenant Agreement is found to be unenforceable, all other provisions will remain fully enforceable. The covenants set forth in this Covenant Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any provision of this Covenant Agreement be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Covenant Agreement. If the release and waiver of claims provisions of any agreement related to this Covenant Agreement are held to be unenforceable, the parties agree to enter into a release and waiver agreement that is enforceable.
11.Not a Contract of Employment. Executive acknowledges and understands that nothing in this Covenant Agreement is intended to, nor should be construed to, alter the at-will nature of Executive’s employment relationship with MG, nor to guarantee Executive’s employment for any specified term. Notwithstanding any provision of this Covenant Agreement, Executive and/or MG may terminate Executive’s employment at-will, for any reason permitted by law, with or without notice, and upon such termination, the rights and obligations set forth herein shall continue as expressly provided, subject to.

[Mondelēz International Logo]
Mondelēz International Inc.
Deerfield, IL 60015 USA

mondelezinternational.com

12.Tolling. Should Executive violate any of the terms of the confidentiality or restrictive covenant obligations in this Covenant Agreement, the obligation at issue will run from the first date on which Executive ceases to be in violation of such obligation.
13.Attorneys’ Fees. Should either party breach any of the provisions of Paragraphs 2 through 6 of this Covenant Agreement, to the extent authorized by state law, the non-prevailing party (as determined by the trier of fact) will be responsible for payment of all reasonable attorneys’ fees and costs that the prevailing party incurs in the course of such proceeding (including demonstrating the existence of a breach and any other contract enforcement efforts or successfully defending against an allegation of such breach).
14.Governing Law. This Covenant Agreement shall be governed under and construed in accordance with the laws of the State of Illinois without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Illinois. Executive agrees that any legal proceeding concerning this Covenant Agreement may only be brought and held in a state or federal court located in the State of Illinois. Executive consents to the personal jurisdiction of such courts and agrees not to claim that any such courts are inconvenient or otherwise inappropriate.
15.Successors and Assigns. This Covenant Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. Executive may not assign Executive’s rights and obligations under this Covenant Agreement without prior written consent of MG. MG may assign this Covenant Agreement and/or its rights or obligations under this Covenant Agreement. Any and all rights and remedies of MG under this Covenant Agreement shall inure to the benefit of and be enforceable by any successor or assignee of MG.
[Signatures are on the following page]

[Mondelēz International Logo]
Mondelēz International Inc.
Deerfield, IL 60015 USA

mondelezinternational.com

IN WITNESS WHEREOF, the parties agree that this Covenant Agreement is an extension of and incorporated into the Offer Letter between Executive and Mondelēz International, Inc., and the parties have executed this Offer Letter freely and voluntarily with the intention of being legally bound by it.

Mondelēz International, Inc.

By: /s/ David H. Pendleton
Print Name: David H. Pendleton

Dated: 23rd April 2019

Executive

By: /s/ Sandra MacQuillan
Print Name: Sandra MacQuillan

Dated: 23rd April 2019

[Signature Page to Confidential Information, Intellectual Property and Restrictive Covenants Agreement-
Appendix A to Sandra MacQuillan Offer Letter]

9